                                                                    EXHIBIT 99.1

UNION PLANTERS TO ACQUIRE LEADER FEDERAL


MEMPHIS, TENNESSEE (NYSE:UPC)--March 8,1996--Union Planters Corporation, the $11.3 billion asset Memphis-based bank holding company and Leader Financial Corporation (NASDAQ:LFCT), the $3.1 billion asset parent company of Leader Federal Bank announced today they have agreed to merge in a transaction that would create Tennessee's largest bank holding company.

The announcement was made jointly by Benjamin W. Rawlins, Jr., Chairman and CEO of Union Planters and Edgar H. Bailey, Chairman and CEO of Leader Financial. The definitive agreement calls for Union Planters to acquire all of the outstanding stock of Leader Financial in a transaction valued at approximately $523 million or $48 per share based on Union Planters March 7 closing stock price of $31 1/2. The agreement calls for Union Planters to exchange 1.525 shares of its common stock for each common share of Leader Financial. The consideration to be received by Leader's shareholders represents approximately two times fully diluted book value and thirteen times Leader's 1995 earnings.

The merger is to be tax free to Leader Financial's shareholders and will be accounted for as a pooling of interests. The merger is subject to shareholder approval of both companies, regulatory approval and normal contractual conditions being met, and is expected to be completed during the fourth quarter of this year. As part of the agreement, Leader Financial will grant to Union Planters an option to acquire up to 19.9% of Leader's common stock.

In making the announcement, Ben Rawlins stated, "We are excited about the opportunity provided by this classic in-market merger. The product line for the combined company will be broadened and significant economies of scale can be achieved. We expect the transaction to be accretive to per share earnings in 1997."

Edgar Bailey commented, " Leader has served our customers since 1928, and is considered one of the nation's most successful thrift institutions. We are especially pleased to provide our shareholders with the additional value they will realize as a result of this merger, while at the same time further enhancing the customer services which have been the hallmark of our success."

Ronald W. Stimpson, President and Chief Operating Officer of Leader Financial, added "The combination of Union Planters and Leader Financial gives us the additional resources to create even greater opportunities for our shareholders."

After the merger, Edgar Bailey will become Vice Chairman of Union Planters Corporation. Ronald W. Stimpson will assume the duties of Senior Executive Vice

President and Chief Administrative Officer, becoming the number three ranking officer behind Ben Rawlins and Jack Moore, President and Chief Operating Officer at Union Planters Corporation.

Leader Federal Bank will be consolidated with Union Planters National Bank of Memphis. Kenneth W. Plunk, currently president of the Memphis bank will be named Chairman and Kirk P. Bailey, who presently serves as Leader Federal Bank's Executive Vice President and Chief Operating Officer, will become President and Chief Operating Officer of the Memphis bank.

Rawlins added, "It is truly a significant day for Memphis and the Mid-South when two financial institutions with the size and heritage of Union Planters and Leader Financial join forces to create one of the nation's leading financial services companies. As a team we will continue to enhance Union Planters' leadership role in the national financial arena."

An analysis is currently underway to determine which locations of the two organizations that are in proximity to each other will best serve customers needs. It is also anticipated that normal industry attrition of about 20% and the fact that Union Planters presently has over 140 positions in Memphis to fill will help minimize any positions that are reduced because of duplication of services.

Leader Federal, which converted to a stock thrift from a mutual thrift in 1993, was recently ranked the 43rd largest publicly held thrift institution in the country with $3.1 billion in total assets, while Union Planters was recently ranked the 66th largest commercial banking organization in the country. The combination of the two organizations in addition to several pending Union Planters acquisitions will create one of the nation's top 50 institutions with almost $15 billion in total assets.

Leader Federal serves customers through 23 locations in Memphis, Nashville and the Johnson City tri-cities area. Union Planters, founded in 1869, has 404 locations in Tennessee, Mississippi, Arkansas, Alabama, Louisiana, Missouri and Kentucky.


For more information:
 (Financial)                                  (Leader Federal)
Jack W. Parker                                Ronald W. Stimpson
Chief Financial Officer                       President and COO
Union Planters Corporation                    Leader Financial
7130 Goodlett Farms Parkway                   158 Madison Ave.
Cordova, TN 38018                             Memphis, TN 38138
901-383-6781                                  901-578-4300

(Media)
Bill Andrews
Senior Vice President
Union Planters Corporation
7130 Goodlett Farms Parkway
Cordova, TN 38018
901-383-2892

UNION PLANTERS CORPORATION
CONDENSED PRO FORMA BALANCE SHEET
DECEMBER 31, 1995

(in thousands)                                              UNION                       RESULTING
                                                           PLANTERS                        UPC
                                                         CONSOLIDATED      LEADER       PRO FORMA
                                                       --------------------------------------------
ASSETS
LOANS, NET OF UNEARNED INCOME                             7,069,853      1,964,022      9,033,875
  ALLOWANCE FOR LOSSES ON LOANS                            (133,487)       (22,901)      (156,388)
                                                       --------------------------------------------
    NET LOANS                                             6,936,366      1,941,121      8,877,487
INVESTMENT SECURITIES                                     2,774,890        798,701      3,573,591
OTHER EARNING ASSETS                                        560,972        109,060        670,032
                                                       --------------------------------------------
     TOTAL EARNING ASSETS                                10,272,228      2,848,882     13,121,110
OTHER ASSETS                                              1,004,888        249,695      1,254,583
                                                       --------------------------------------------
     TOTAL ASSETS                                        11,277,116      3,098,577     14,375,693
                                                       ============================================

LIABILITIES & SHAREHOLDERS' EQUITY
DEPOSITS                                                  9,447,736      1,577,230     11,024,966
OTHER INTEREST-BEARING LIABILITIES                          726,281      1,138,578      1,864,859
                                                       --------------------------------------------
     TOTAL DEPOSITS & INTEREST-BEARING LIABILITIES       10,174,017      2,715,808     12,889,825
OTHER LIABILITIES                                           136,768        135,939        272,707
                                                       --------------------------------------------
     TOTAL LIABILITIES                                   10,310,785      2,851,747     13,162,532
EQUITY                                                      966,331        246,830      1,213,161
                                                       --------------------------------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          11,277,116      3,098,577     14,375,693
                                                       ============================================

EQUITY TO ASSETS                                               8.57%          7.97%          8.44%




UNION PLANTERS CORPORATION
CONDENSED PRO FORMA INCOME STATEMENT                        UNION                       RESULTING
DECEMBER 31, 1995                                         PLANTERS                         UPC
 (in thousands)                                         CONSOLIDATED       LEADER       PRO FORMA
                                                       --------------------------------------------
INTEREST INCOME                                             836,682        214,392      1,051,074
INTEREST EXPENSE                                            389,251        125,882        515,133
                                                       --------------------------------------------
NET INTEREST MARGIN                                         447,431         88,510        535,941
PROVISION FOR LOSSES ON LOANS                                22,231          5,150         27,381
NONINTEREST INCOME                                          157,652         23,491        181,143
NONINTEREST EXPENSE                                         382,164         48,135        430,299
                                                       --------------------------------------------
EARNINGS BEFORE TAXES                                       200,688         58,716        259,404
TAXES                                                        65,286         21,363         86,649
                                                       --------------------------------------------
NET INCOME                                                  135,402         37,353        172,755
                                                       ============================================

RETURN ON AVERAGE ASSETS                                       1.24%          1.38%          1.26%
RETURN ON AVERAGE COMMON EQUITY                               15.92%         16.82%         16.12%
